Exhibit 99.1

Tesoro Corporation Closes the Purchase of BP’s Southern California Refining and Marketing Business

SAN ANTONIO - June 3, 2013 - Tesoro Corporation (NYSE:TSO) announced today that the Company has closed the acquisition of BP’s fully integrated Southern California Refining and Marketing business, including the 266 thousand barrel per day (“mbpd”) high conversion Carson refinery and over 800 dealer operated retail stations. The purchase price for the assets was $1,075 million. Inventory at market value and other working capital totaled another $1,350 million.

Additionally, Tesoro and Tesoro Logistics LP (“TLLP”) today announced that TLLP closed the acquisition of the first portion of the integrated Carson logistics assets for total consideration of $640 million. These assets include six marketing and storage terminal facilities with a total combined throughput capacity of about 225 mbpd and approximately 6.4 million barrels of total storage capacity. The transaction price included cash of $544 million and Tesoro Logistics equity valued at $96 million.

The remaining Carson logistics assets, consisting of dedicated storage capacity, pipelines and marine terminals, are expected to be offered to TLLP within twelve months, and have an expected market value of between $450 and $550 million.

The Company funded the transaction with about $550 million of cash, $544 million of cash proceeds from the acquisition of logistics assets by TLLP, $500 million in term loan borrowings and about $700 million in borrowings under Tesoro Corporation’s revolving credit facility, which was recently expanded to $3.0 billion.

“We are pleased to have closed this transformational acquisition,” said Greg Goff, President and CEO. “This transaction is a unique opportunity for Tesoro to combine the best aspects of two West Coast refining, marketing and logistics businesses resulting in a more efficient world-scale integrated refining, marketing and logistics system.”

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products.  Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 845,000 barrels per day.  Tesoro’s retail-marketing system includes over 2,200 retail stations under the Tesoro®, Shell®, ARCO® and USA Gasoline™ brands, of which 595 are company operated.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the timing and valuation of subsequent logistics transactions. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702